Exhibit 99.1

Contacts:

Media Contact	Investor Contact
David Grip	Kori Doherty
AspenTech	ICR
+1 781-221-5273	+1 617-956-6730
david.grip@aspentech.com	kdoherty@icrinc.com

Aspen Technology Announces Selected Preliminary Financial Results for Second Quarter Fiscal 2008

•                  Company requests three week filing date extension until February 8

•                  Auditor notifies it will not seek re-election for the fiscal year ending June 30, 2008

Burlington, Mass. — January 16, 2008 — Aspen Technology, Inc. (NASDAQ: AZPN), a leading provider of software and services to the process industries, today announced selected preliminary financial results for the second quarter of fiscal 2008.

The Company reported license bookings of approximately $66 million during the second quarter of fiscal 2008, with license bookings defined as the total net present value of all license contracts signed in the quarter.  This represents an increase of approximately 10% compared to license bookings of approximately $60 million in the second quarter of fiscal 2007.

For the first six months of fiscal 2008, ending December 31, 2007, the Company generated license bookings of approximately $102 million, representing an increase of over 20% compared to the same time period in fiscal 2007.

The Company ended December 31, 2007 with $131 million in cash and cash equivalents, which is an increase from the end of the prior quarter primarily due to strong license bookings and continued focus on managing costs and expenses, offset by a previously disclosed $4 million payment the Company elected to make in December to satisfy the remaining balances of a loan agreement. The Company continues to have full access to its installments receivable financing facilities.  However, the Company elected to reduce the level of cash proceeds from sales of installments receivable by approximately 30%, or $20 million, compared to the first six months of fiscal 2007 during a period that license bookings increased by over 20%.

Mark Fusco, Chief Executive Officer of the Company, said, “While the Company’s finance organization is working diligently to bring the Company’s financial statements up-to-date, the focus and execution of our customer facing operations remains at a high level.  Combined with continued strength in market demand and interest for our aspenONE suite, this has enabled the Company to generate over 20% growth in license bookings on a fiscal year-to-date basis.  We continue to be optimistic about the long-term fundamental outlook for the Company based on our industry leading domain expertise, unique suite of aspenONE solutions and solid demand we continue to see in our core markets.”

The Company also announced that Deloitte & Touche LLP (“Deloitte”), the Company’s independent registered public accounting firm, is declining to stand for re-appointment for the fiscal 2008 audit.  There is no disagreement between the Company and Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.  AspenTech’s Audit Committee has begun the process of selecting a successor independent registered public accounting firm, and it will make an announcement when this process concludes.  A Form 8-K relating to this matter has today been filed with the Securities and Exchange Commission.

Deloitte’s decision does not impact their engagement to complete the audit of AspenTech’s financial statements as of June 30, 2006 and 2007 and for each of the three years in the period ending June 30, 2007.  In addition, Deloitte has agreed to be engaged for the review of the Company’s interim consolidated financial statements included in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2007.  While substantial progress has been made in these efforts, the Company has requested from the Nasdaq Listings Qualification Panel an additional extension to February 8 to file the above financial statements and related reports with the SEC and comply with Nasdaq listing requirements. There can be no assurance that the Nasdaq Listing Qualifications Panel will grant the Company’s request, and failure to grant the request would likely result in the Company’s securities being delisted from the Nasdaq Global Market.

Brad Miller, Chief Financial Officer of the Company, said “We believe we are in the final stages of completing our work on the accounting positions related to income taxes.  Once completed, this would bring to close the previously disclosed detailed review of our financial accounting and put the Company in a position to become current in its filings.”

Conference Call and Webcast

AspenTech will host a conference call and webcast tomorrow, January 17, 2008, at 8:15 am (Eastern Time) to discuss the company’s selected preliminary second quarter fiscal 2008 financial performance and related corporate and financial matters. The live dial-in number is 877-239-3024, conference ID code 31663186. Interested parties may also listen to a live webcast of the call by logging on to the Investor Relations section of AspenTech’s website, http://www.aspentech.com/corporate/investor.cfm, and clicking on the “webcast” link. A replay of the call will be archived on AspenTech’s website and will also be available via telephone at 800-642-1687 or 706-645-9291, conference ID code 31663186 through January 24, 2008.

About AspenTech

AspenTech is a leading provider of award-winning process optimization software and services. AspenTech’s integrated aspenONE™ solutions enable manufacturers to reduce costs, increase capacity, and optimize operational performance end-to-end throughout the engineering, plant operations, and supply chain management processes, resulting in millions of dollars in cost savings. For more information, visit www.aspentech.com.

© 2008 Aspen Technology, Inc. AspenTech, aspenONE and the Aspen leaf logo are trademarks of Aspen Technology, Inc. All rights reserved.  All other trademarks are property of their respective owners.

This press release may contain forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may vary significantly from AspenTech’s expectations based on a number of risks and uncertainties, including, without limitation: AspenTech’s plan to improve operational performance may not be implemented effectively; AspenTech has identified material weaknesses in its internal controls with respect to software license revenue recognition and other matters, that, if not remedied effectively, could result in material misstatements; risks around securities litigation and investigations; AspenTech’s lengthy sales cycle makes it difficult to predict quarterly operating results; fluctuations in AspenTech’s quarterly operating results; AspenTech’s dependence on customers in the cyclical chemicals, petrochemicals and petroleum industries; the possibility of new accounting standards or the interpretation of existing accounting standards affecting our financial results; AspenTech’s ability to raise additional capital as required; intense competition; AspenTech’s need to develop and market products successfully; reliance on relationships with strategic partners; challenges associated with international operations; and other risk factors described from time to time in AspenTech’s periodic reports filed with the Securities and Exchange Commission. AspenTech cannot guarantee any future results, levels of activity, performance, or achievements. AspenTech expressly disclaims any current intention to update forward-looking statements after the date of this press release.